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                                                                    EXHIBIT 21.1

                       Subsidiaries of Classic Cable, Inc.


Classic Cable Holding, Inc.
Classic Telephone, Inc.
Universal Cable Holdings, Inc.
Universal Cable Communications, Inc.
Universal Cable of Beaver Oklahoma, Inc.
Universal Cable Midwest, Inc.
WT Acquisition Corporation
W.K. Communications, Inc.
Television Enterprises, Inc.
Black Creek Communications, L.P.
Black Creek Management, L.L.C.
Friendship Cable of Texas, Inc.
Correctional Cable TV, Inc.
CallCom 24, Inc.
Friendship Cable of Arkansas, Inc.
Classic Network Transmission, L.L.C.